Exhibit 99.1
News Release
®	First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Cynthia A. Lance
Executive Vice President and Corporate Secretary
(630) 875-7345
TRADED: NASDAQ Global Select Market		www.firstmidwest.com
SYMBOL: FMBI
FIRST MIDWEST BANCORP, INC. WELCOMES NEW DIRECTOR

ITASCA, IL., November 22, 2010 – First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, announced today the appointment to its Board of Directors of Lawrence E. Washow, the President and Chief Executive Officer of AMCOL International, a leading international producer and marketer of value-added specialty minerals and related products.

“We are extremely fortunate to have Larry Washow join an already outstanding Board of Directors,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest. “Larry brings extensive managerial experience and business judgment to our Board and we expect his contributions to be significant.”

Mr. Washow joined AMCOL in 1978 where over his over 30 year career he advanced to positions of increasing responsibility, eventually reaching the positions of Senior Vice President (1994-1997), Executive Vice President and Chief Operating Officer (1997), President (1998) and President and Chief Executive Officer (2000-present). He is also a member of the board of directors of AMCOL.

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market.  As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located in 64 communities, primarily in metropolitan Chicago.  First Midwest was recently recognized by the Chicago Tribune as one of the top 20 best places to work in Chicago among large employers.

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